P R E S S R E L E A S E

Synthesis Energy Systems, Inc. Announces Filing of Registration Statement

HOUSTON, Texas, May 20, 2008 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX) announced today the filing of a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to a public offering of shares of its common stock.  SES expects to use the net proceeds of the offering for (i) equity contributions to its Golden Concord project, and, if approved, its YIMA project; (ii) the proposed expansion of its Hai Hua project, when and if agreed to; (iii) feasibility and engineering design work for its CONSOL project and any future North American projects; and (iv) working capital and general corporate purposes.

JPMorgan and Deutsche Bank Securities are the joint bookrunners for the offering. The number of shares to be offered and the offering price have not yet been determined. The offering will be made only by means of a prospectus. When available, a copy of the preliminary prospectus relating to the offering may be obtained from: J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Prospectus Department, e-mail: addressing.services@jpmorgan.com, telephone: (718) 242-8002; and Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, 2nd Floor, Jersey City, NJ, 07311, by telephone at (800) 503-4611 or by email to prospectus.cpdg@db.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Synthesis Energy Systems, Inc.

SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuels and ammonia.  The U-GAS®

Three Riverway, Suite 300  Houston, Texas 77056

Tel: (713) 579-0600 / Fax: (713) 579-0610

technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  SES currently has offices in Houston, Texas and Shanghai, China.  For more information on the SES, visit www.synthesisenergy.com or call (713) 579-0600.

Contact:
Synthesis Energy Systems, Inc.
Molly Whitaker

Investor Relations

(713) 579-0607

molly.whitaker@synthesisenergy.com